DATE: July 28, 1998
FOR IMMEDIATE RELEASE

PATRIOT CONTACT:             Joseph W. Major   (610) 970-4650
                             Richard A. Elko   (610) 970-4627
FIRST LEHIGH CONTACT:        Wilbur R. Roat    (610) 398-6661

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                   Patriot to Acquire First Lehigh Corporation

         Pottstown, PA . . . Patriot Bank Corp. (NASDAQ - NMS - PBIX), parent company of Patriot Bank, and First Lehigh Corporation (FLHI), parent company of First Lehigh Bank, today announced the execution of a Definitive Agreement ("Agreement") for Patriot to acquire First Lehigh. First Lehigh is a $111 million bank holding company with five community banking offices located in Pennsylvania's Lehigh Valley.

         The terms of the Agreement call for Patriot to exchange (i) .428 shares of Patriot common stock for each outstanding share of First Lehigh common stock and senior preferred stock and (ii) .342 shares of Patriot common stock for each share of Series A preferred stock, or a total consideration of approximately $24.7 million in Patriot common stock.

         The transaction will be accounted for as a purchase and the exchange ratio will stay fixed if Patriot's average stock price remains between $14.71 and $17.97 per share (collectively, the "Collars") during a 20-day pricing period as set forth in the Agreement.

         In recent years, First Lehigh has made significant strides in resolving asset quality problems and certain regulatory issues. This transaction enables First Lehigh to complete that improvement effort well ahead of schedule.

         "Much of First Lehigh's core business has been strong. We will be adding almost $100 million of low cost deposit relationships to our company and a sound loan portfolio of approximately


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$50 million," said Joseph W. Major, President and Chief Executive Officer. "This
acquisition will significantly strengthen our presence in the Lehigh Valley where we currently operate three community banking offices and where we plan to open a flagship financial center early in 1999," continued Major.

         This acquisition fits well into Patriot's SuperBank strategy. That stratety is designed to provide Patriot with distinct advantages over its competitors. This means Better Bankers and Delivery Systems, Better Orientation toward Customers, Better Technology and Better Leadership - with the intention of consistently improving earnings per share and return on equity.

         "First Lehigh has enjoyed the benefits of a loyal base of deposit and loan customers. These loyal customers are extremely valuable to Patriot. We intend to strengthen each and every relationship by expanding the products and services available to them," said Major. "Not only will additional loan and deposit products be available to First Lehigh customers, but they will also have access to Patriot's 24 hour call center, PC Banking and internet services, investment products, mortgage services and investment management services. All these products and services will be provided by the same customer contact people and will be locally managed," continued Major.

         "We believe this combination makes sense for our customers, shareholders and employees," said Wilbur R. Roat, President and Chief Executive Officer of First Lehigh Corporation. "We have been impressed with Patriot's performance since going public in December of 1995 and are thrilled that Patriot is a local company whose Board and management team have strong contacts with the Lehigh Valley. We especially value the fact that Patriot is a company already doing business in our community," continued Roat.


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         On a pro forma basis, Patriot will have assets of approximatly $1 billion, total equity of $72 million and a market capitalization of $110 million. "We anticipate the transaction to be accretive to earnings per share within the first year," said Major.

         In connection with the execution of the Agreement, First Lehigh granted a stock option to Patriot to purchase, under certain conditions, up to 19.9% of First Lehigh's outstanding shares.

         The acquisition is subject to approval of various regulatory agencies and of both First Lehigh and Patriot shareholders. Patriot anticipates that the transaction will close near the end of 1998 or early 1999. In connection with the transaction, Patriot, currently a Delaware corporation, will re-incorporate as a Pennsylvania corporation.

         At June 30, 1998 Patriot had total assets of $876,303,000 and thirteen banking offices in Montgomery, Berks, Lehigh, Northampton, Bucks and Chester counties. The closing price of Patriot's common stock was $15.50 on Tuesday, July 28, 1998.


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